EXHIBIT 23.1
                                                ------------



             CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2002, except as to Note 9, which is as of March 8, 2002, relating to the financial statements and financial statement schedules of Cadiz Inc. and our report dated February 21, 2002, relating to the financial statements of Sun World International, Inc., which appear in Cadiz Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement and to the reference to us under the heading "Selected Financial Data" in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP


Los Angeles, California
May 2, 2002